CSW
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Central and South West Corporation
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News Release
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164




                       CENTRAL AND SOUTH WEST CORPORATION
                           DECLARES QUARTERLY DIVIDEND


Dallas (April 17, 1997) -- The board of directors of Central and South West Corporation (NYSE: CSR) today declared a quarterly dividend of $.435 per share. The dividend is payable on May 30, 1997, to shareholders of record on May 8, 1997.

Central and South West's board of directors and management continues to monitor factors that could affect its dividend policy, including the regulatory and legislative issues currently facing Central and South West and the electric utility industry. The dividend will continue to be reviewed quarterly by the Corporation's board of directors. The key factors that the board of directors and management consider in determining the dividend are the Corporation's earnings and financial condition, the regulatory and legislative environment, and CSW's strategic and long-term growth plans. Obviously, the recent rate order in the Central Power and Light Company case, if ultimately upheld, will significantly affect Central and South West's earnings. The outcome of this rate case is one of the many factors that must be considered by the board and management as it reviews the dividend.

E.R. Brooks, chairman, president and chief executive officer of Central and South West Corporation, said "At this time the board and management are maintaining the $.435 dividend as we continue to vigorously pursue all opportunities in achieving a fairer and more balanced outcome for our shareholders and continue to be committed to protect the underlying dividend level."

Central and South West Corporation, a Dallas-based public utility holding company, owns four U.S. electric utility subsidiaries that provide service to portions of Texas, Oklahoma, Louisiana and Arkansas. It also owns SEEBOARD plc, a regional electricity company in the United Kingdom. In addition, Central and South West Corporation owns non-utility subsidiaries involved in independent power production, telecommunications, energy efficiency and financial transactions.

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For more information, contact Becky Hall, director of investor relations for
Central and South West Corporation, 214-777-1277.

Internet inquiries:  http://www.csw.com